Exhibit 99.1

INVESTOR RELATIONS CONTACT: Neal Fuller, 206-545-5537

MEDIA RELATIONS CONTACT: Paul Hollie, 206-545-3048

SAFECO’S CHRISTINE MEAD ANNOUNCES RETIREMENT PLANS

Seattle, WA — (August 11, 2005) — Christine Mead, Safeco’s (NASDAQ: SAFC) chief financial officer and president of Service, Technology and Finance, today announced plans to retire effective Dec. 31, 2005.

Mead joined Safeco in January 2002 as senior vice president and chief financial officer. Since then, Mead and her team have strengthened Safeco’s balance sheet and capital structure, repositioned the investment portfolio and implemented robust risk management processes. She also led improvements in the transparency, quality and speed of Safeco’s financial reporting and instituted key performance metrics across the company.

“Chris delivered on the initiatives she tackled with remarkable insight and diligence,” said Safeco Chairman and CEO Mike McGavick. “All who care about Safeco owe a debt of gratitude to Chris for her leadership in helping set the company on its current path of profitable growth. We look forward to her continued presence and contributions through the end of this year.”

Mead recently notified the company of her intention to retire and had previously declined to be considered as a candidate for the CEO position.

Upon her retirement, Mead plans to circle the globe via bicycle, traveling from London, England to Sydney, Australia. “I have an opportunity of a lifetime to pursue my dream to experience the world in a unique way,” she said. “Between now and then, I will do all I can to help with the transition to a new CEO and to support the company’s next chief financial officer.”

In April, Safeco announced Mead’s plans to step down as the company’s chief financial officer. A search for a CFO replacement is well under way. An announcement is expected following the selection of a new chief executive by Safeco’s board.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and medium-sized businesses through a national network of independent distribution partners.

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